UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 10, 2013

BG Medicine, Inc.

(Exact Name of Registrant as Specified in Its Charter)

001-33827

(Commission

File Number)

Delaware	04-3506204
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

610 Lincoln Street North, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

(781) 890-1199

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 10, 2013, BG Medicine, Inc. (the “Company”) entered into a Lease Agreement (the “Lease”) with Waltham Winter Street 880, LP (the “Landlord”) for 11,682 square feet of office space (the “Premises”) located at 880 Winter Street in Waltham, Massachusetts 02451 (the “Building”). The Company intends to move its corporate headquarters to the Premises on the date that the Landlord substantially completes work on a renovation that the Landlord agreed to make for the Company prior to the commencement of the Lease (the “Commencement Date”). The Landlord and the Company agreed to a target Commencement Date of August 1, 2013. Under the terms of the Lease, the Company will lease the Premises for an initial term of five years and four months following the Commencement Date (the “Original Term”), with an option to renew for one additional five-year term. To exercise its option for the additional term, the Company must provide the Landlord with notice of its exercise of the option at least nine months prior to the termination of the Original Term. Rent during the additional five-year term shall be set at the then prevailing market rental rate.

The annual base rental rate (the “Rent”) shall be paid by the Company to the Landlord, and shall begin on the date that is four months following the Commencement Date. The Rent shall be approximately $377,000 for the first year and shall increase incrementally during the Original Term to approximately $400,000 for the fifth year. If the Company exercises the option for the additional five-year term, rent shall be set at the then-prevailing market rental rate. The Company also agreed to pay its proportionate share (based on the square footage of the space leased by the Company to the total square footage of the Building) of costs of certain Building operating expenses and real estate taxes (the “Ancillary Costs”) which are in excess of operating costs for calendar 2014 and tax fiscal year 2014. The Ancillary Costs are paid as Additional Rent and in addition to Rent. The Company will also be obligated to pay electricity costs, which costs shall be calculated separately from other Building tenants’ costs, and which costs were initially estimated by the Landlord and the Company to be $1.50 per rentable square foot. The Lease also provides that the Company shall receive access to certain other amenities to the extent available at the Building, including, among other things: (1) a certain number of free parking spaces, including a certain number of underground garage parking spaces; (2) access to a cafeteria, conference rooms, and a fitness center; and (3) wireless internet in common areas.

The Lease contains customary provisions allowing the Landlord to terminate the Lease if the Company fails to remedy a breach of any of its obligations within specified time periods, or upon bankruptcy or insolvency of the Company.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to such agreement, which the Company intends to file as an exhibit to its next periodic report filed under the Securities Exchange Act of 1934, as amended.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

(a) On June 12, 2013, the Company held its 2013 Annual Meeting of Stockholders (the “Annual Meeting”). Of 27,578,276 shares of common stock issued and outstanding and eligible to vote as of the record date of May 2, 2013, a quorum of 23,112,045 shares, or 83.8% of the eligible shares, was present in person or represented by proxy.

(b) The following actions were taken the Annual Meeting:

1. The following nominees were reelected to serve on the Company’s Board of Directors (the “Board”) as Class II Directors until the Company’s 2016 annual meeting of stockholders and until their successors are duly elected and qualified, based on the following votes:

Nominee	Voted For	Withheld Authority	Broker Non-Vote
Timothy Harris, Ph.D., D.Sc.	14,927,146	143,825	8,041,074
Brian Posner	14,915,159	155,812	8,041,074

After the Annual Meeting, Noubar Afeyan, Ph.D., Stelios Papadopoulos, Ph.D., and Harrison M. Bains, continued to serve as Class I Directors for terms that expire at the 2015 annual meeting and until their successors are duly elected and qualified, and Stéphane Bancel and Paul Sohmer, M.D. continued to serve as Class III Directors for terms that expire at the 2014 annual meeting and until their successors are duly elected and qualified.

2. The selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 was ratified, based on the following votes:

23,009,721 votes FOR; 71,844 votes AGAINST; 30,480 votes ABSTAINING and no broker non-votes.

3. The compensation of the Company’s named executive officers as disclosed in the proxy statement for the Annual Meeting was approved, on an advisory basis, based on the following votes:

13,655,752 votes FOR; 156,115 votes AGAINST; 1,259,104 votes ABSTAINING and 8,041,074 broker non-votes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BG MEDICINE, INC.

Date: June 14, 2013	/s/ Charles H. Abdalian, Jr.
Charles H. Abdalian, Jr.
Executive Vice President & Chief Financial Officer